Exhibit 10-13

November 18, 2005
Mr. Milton Dresner
c/o New Media Lottery Services, Inc.
370 Neff Avenue
Suite L
Harrisonburg, Virginia 22801

Dear Mr. Dresner:

You are the holder of a promissory note made by New Media Lottery Services, Inc. (the “Company”) in the principal amount of $1,184,411.50 (the “Note”), which had accrued interest in the amount of $102,336.18 through October 31, 2005 for a total amount due of $1,286,747.60 (the “Debt”).

As you may be aware, the Company’s wholly owned subsidiary, New Media Lottery Services plc, a corporation organized pursuant to the laws of the Republic of Ireland (“plc”), is preparing to undertake an offering of its securities which will be admitted for trading on the AIM Market operated by the London Stock Exchange. The plc expects to raise approximately $10 million from the offering and sale of a number of shares equal to approximately 30% of the total issued capital of the plc (the “Offering”). In connection with and as a condition to the Offering, the Company has agreed to transfer all of its assets to a wholly owned subsidiary of plc, New Media Lottery Services International Ltd. , an Irish corporation (“NMLSI”). After the Offering, the Company expects to own approximately 70% of the authorized capital of plc.

We attach hereto a draft of the admissions document (referred to in the United States as a registration statement) which sets forth, among other things, the details of the Offering and the group’s corporate structure after completion. We are also attaching a copy of the Company’s last Annual Report on Form 10-KSB which provides information relating to the Company.

The Company currently is completing certain corporate house-keeping matters to facilitate the Offering, including eliminating corporate debt such as that held by you. In consideration of the forgiveness of all Debt under the Note and any other obligations the Company may owe to you thereunder, the Company proposes to issue to you 5 million shares of its common stock, par value $.001 per share (the “Shares”). Under this conversion scenario, you would receive the shares at price of $.2573 per share. Your obligation to convert the Debt and the Company’s obligation to issue the Shares, is sub-ject to The London Stock Exchange plc having unconditionally agreed to the admission of the entire issued ordinary share capital of New Media Lottery Services plc to trading on AIM becoming effective in accordance with the AIM Rules. AIM is defined as "the AIM market operated by the London Stock Exchange plc.

Should you accept the Company’s offer to convert your debt, (i) the common stock issuable to you would be “restricted securities” as such term is defined under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) and would not be eligible for public resale unless registered under the Securities Act or unless an exemption from the registration requirement of the Securities Act was available (such as Rule 144 which provides for a one-year holding period); and (ii) the certificate evidencing the common stock would bear a legend evidencing restrictions set forth above.

If you are not already aware, the Company’s common stock has been admitted for trading on the Over the Counter Bulletin Board of the NASDAQ Stock Market under the symbol nwmd.ob. As yet, the stock has not traded and the Company cannot assure you that an active market ever will develop for the stock.

If you wish to accept the Company’s offer to convert your debt as evidenced by the Note, we ask that you please sign this letter in the space provided therefor below. As noted above the signature line, (i) you confirm that you are an “accredited investor” as defined in Rule 502 of Regulation D promulgated under the Securities Act (the definition of which is attached hereto as Appendix A); and (ii) once you accept the Company’s offer, (A) your agreement to convert the Debt is irrevocable and such agreement will be relied upon by the plc’s agent in England overseeing the placement of the plc’s shares and (B) you will forever release the Company from any obligation it may have to you under the Note.

If you wish to discuss this offer, please call Randolph Brownell at (540) 437-1688. If you wish to accept this offer, please return an executed copy of this letter to the Company.

Very truly yours,
NEW MEDIA LOTTERY SERVICES, INC.

By: /s/ John T. Carson

CONFIRMATION OF ACCEPTANCE

The undersigned hereby confirms to New Media Lottery Services, Inc. as follows:

1. I accept the Company’s offer to issue 5 million shares of the common stock of New Media Lottery Services, Inc. in full satisfaction of all sums and other obligations due or owing to me under the Note (as defined above).

2. I acknowledge that by accepting this offer and returning an executed copy of this letter to the Company, my acceptance of the offer is irrevocable.

3. I am an “accredited investor” as such term is defined in Rule 502 of Regulation D promulgated under the Securities Act of 1933, as amended.

4. I acknowledge and understand that (i) the shares of common stock to be issued to me are “restricted securities” as such term is defined under Rule 144 of the Securities Act of 1933, as amended, and are not be eligible for public resale unless registered under the Securities Act or unless an exemption from the registration requirement of the Securities Act was available; and (ii) the certificate evidencing the shares of common stock will bear a legend evidencing restrictions set forth above.

5. My obligation to convert the Debt and the Company’s obligation to issue the Shares (as defined above), is sub-ject to The London Stock Exchange plc having unconditionally agreed to the admission of the entire issued ordinary share capital of New Media Lottery Services plc to trading on AIM becoming effective in accordance with the AIM Rules. AIM is defined as "the AIM market operated by the London Stock Exchange plc.

6. I hereby release the Company and each of the present and former officers, directors, shareholders, employees, agents and attorneys thereof from any and all actions, causes of action, damages, judgments, liabilities, obligations and claims whatsoever (including, without limitation, any that are contingent), in law or in equity, WHETHER KNOWN OR UNKNOWN, arising out of or in connection with the Note and the Debt (as defined above).

I have hereunto set my hand this 15th day of December, 2005.

/s/ Milton Dresner
Milton Dresner